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                                                                   EXHIBIT 10.08

                                 ELOQUENT, INC.
                           1999 EQUITY INCENTIVE PLAN

                  NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

Pursuant to the 1999 Equity Incentive Plan (the "Plan") and this Non-Employee Director Stock Option Agreement, Eloquent, Inc. (the "Company") has granted you a Nonstatutory Stock Option under the Plan to purchase __________________________ (________) shares of the Company's Common Stock at an exercise price of $___________ per share. Capitalized terms not defined in this Stock Option Agreement are defined in the Plan.

        The details of your option are as follows:

        1. NUMBER OF SHARES AND EXERCISE PRICE. Pursuant to your option, you may purchase __________________________ (________) shares of the Company's Common
Stock at an exercise price of $___________ per share subject to the terms and conditions set forth in this Stock Option Agreement and the Plan. The number of shares and exercise price subject to your option may be adjusted from time to time to reflect Capitalization Adjustments, as provided in the Plan.

        2. VESTING. Your option shall vest as follows:________________________.

        3. DATE OF GRANT. Your option has been granted effective ______________ (the "Date of Grant").

        4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or by one or more of the following:

            (a) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, then pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds (a "cashless exercise").

            (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, then by delivery of already-owned shares of Common Stock (valued at their Fair Market Value on the date of exercise) if (i) either you have held the already-owned shares for the period required to avoid a charge to the Company's reported earnings (generally six months) or you did not acquire the already-owned shares, directly or indirectly from the Company, and (ii) you own the already-owned shares free and clear of any liens, claims, encumbrances or security interests. "Delivery" for these purposes shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such


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tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

        5. WHOLE SHARES. Your option may only be exercised for whole shares.

        6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

        7. TERM. The term of your option commences on the Date of Grant and expires upon the EARLIEST of the following:

            (a) three (3) months after the termination of your Continuous Service for any reason other than death or Disability, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

            (b) twelve (12) months after the termination of your Continuous Service due to Disability;

            (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason; or

            (d) the tenth (10th) anniversary of the Date of Grant.

        8. EXERCISE.

            (a) You may exercise your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

            (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option or (2) the disposition of shares acquired upon such exercise.

        9. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,


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you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

        10. OPTION NOT A SERVICE CONTRACT. Your option is not a service contract, and nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a Director.

        11. WITHHOLDING OBLIGATIONS.

            (a) At the time your option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option. Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock at rates in excess of the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

            (b) Your option is not exercisable unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested.

        12. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

        13. GOVERNING PLAN DOCUMENT. Your option is subject to all applicable provisions of the Plan, which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.


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